Exhibit 10.20

[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.]

COLLABORATIVE RESEARCH AGREEMENT

This COLLABORATIVE RESEARCH AGREEMENT (“Agreement”) is entered into as of December 28, 2000 by and between PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates (“Pfizer”), and XENOGEN BIOSCIENCES (“Xenogen Cranbury”), an Ohio Corporation, with an office at 5 Cedar Brook Drive, Cranbury, NJ 08512, and a wholly owned subsidiary of Xenogen Corp. (“Xenogen”).

RECITALS

WHEREAS, Pfizer wishes to develop Assays (as defined below) to use in performing phenotypic analysis of Transgenic Animals (as defined below) with a view toward identifying the role of interesting genes in human disease processes and toward validating gene function in research animals; and

WHEREAS, Pfizer has detailed protocols for individual Assays;

WHEREAS, Xenogen Cranbury has expertise in developing and conducting such Assays and in performing phenotypic analysis of Transgenic Animals using such Assays; and

WHEREAS, Xenogen Cranbury desires to collaborate with Pfizer on the development of such Assay packages for Transgenic Animals;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Xenogen Cranbury and Pfizer agree as follows:

1. DEFINITIONS.

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

1.1 “Affiliate” means, with respect to Pfizer, any legal entity controlling, controlled by, or under common control with Pfizer; and with respect to Xenogen Cranbury, any legal entity controlling, controlled by, or under common control with Xenogen Cranbury; where, in all cases, “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting capital shares or similar voting securities of the other entity.

1.2 “Area” means: (a) research to develop a battery of phenotypic and challenge Assays on Transgenic Animals; (b) performing phenotypic analysis on Transgenic Animals using such Assays; and (c) any other activities identified in the course of the research or development hereunder; in all cases only as specified in the Research Plan (as defined below).

1.3 “Assay” means any of the Level I Assays, the Level II Assays, the Level IIIP Assays, or the Level IIIXC Assays as defined below.

1.4 “Contract Period” means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

1.5 “Contract Research Service” means a research service performed for a Third Party (as defined below) for a fee or other consideration.

1.6 “Control Animal” means any mouse, other than a Transgenic Animal (as defined below), acquired by Xenogen Cranbury under this Agreement, including, but not limited to: ***

1.7 “Effective Date” means December 28, 2000.

1.8 “Level I Assay “ means any assay identified as a Level I Assay in Exhibit B, as annexed hereto, or as the parties may from time to time identify as a Level I Assay in a written amendment to the Research Plan.

1.9 “ Level II Assay” means any assay identified as a Level II Assay in Exhibit B, as annexed hereto, or as the parties may from time to time identify as a Level II Assay in a written amendment to the Research Plan.

1.10 “Level III Assay” means a Level IIIP Assay or a Level IIIXC Assay (which may be collectively referred to as Level III Assays).

1.10.1 “Level IIIP Assay” means any assay incorporating Pfizer Technology and Pfizer Confidential Information (both as defined below) identified as a Level IIIP Assay in Exhibit B, as annexed hereto, or as the parties may from time to time identify as a Level IIIP Assay in a written amendment to the Research Plan.

1.10.2 “Level IIIXC Assay” means any assay incorporating Xenogen Cranbury Technology and Xenogen Cranbury Confidential Information (both as defined below) identified as a Level IIIXC Assay in Exhibit B, as annexed hereto, or as the parties may from time to time identify as a Level IIIXC Assay in a written amendment to the Research Plan. The designation of the Level IIIXC Assay shall be at the sole discretion of Xenogen Cranbury and Level IIIXC Assay will not be part of Program Technology.

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1.11 “Period of Exclusivity” means, with respect to any Level III Assay, the period ending on the second anniversary of the termination or expiration of this Agreement.

1.12 “Pfizer Compound” means any Pfizer compound, any library of Pfizer compounds, and intermediates of any Pfizer compound, any impurities of any Pfizer compound, and any information regarding the chemical or biochemical properties of any Pfizer compound that Pfizer delivers to Xenogen Cranbury under this Agreement.

1.13 “Pfizer Confidential Information” means (a) all Results (as defined in Section 1.19) and Program Technology, and (b) all other information about any element of Pfizer Technology, including, without limitation, protocols, which Pfizer discloses to Xenogen Cranbury and designates as “Confidential,” where such disclosure is either in writing or within 30 days of such disclosure Pfizer provides Xenogen Cranbury a memorandum identifying the disclosure and characterizing it as confidential. Notwithstanding the foregoing, “Pfizer Confidential Information” shall not include any information that (i) at the time of disclosure to Xenogen Cranbury, is already known by Xenogen Cranbury other than by virtue of a prior confidential disclosure to Xenogen Cranbury by Pfizer; or (ii) is or becomes disclosed in published literature, or otherwise is or becomes generally known to the public, in each case through no fault or omission of Xenogen Cranbury; or (iii) is obtained by Xenogen Cranbury from a third party free from any obligation of confidentiality to Pfizer.

1.14 “Pfizer Technology” means (a) Technology developed prior to the Effective Date by employees of, or consultants to, Pfizer acting alone or jointly with third parties (but, in the case of consultants or third parties, only to the extent Pfizer has the right to grant rights to such Technology), and including without limitation any Transgenic Animals; (b) Program Technology; or (c) Results.

1.15 “Program Technology” means Technology developed, in the course of performing the Research Program by employees of or consultants to Pfizer or Xenogen Cranbury solely or jointly with each other, excluding Results and Level IIIXC Assays, but including, without limitation, Level I, Level II and Level IIIP Assays.

1.16 “Research Plan” means the written plan describing the research and development in the Area to be carried out during the Contract Period by Pfizer and Xenogen Cranbury pursuant to this Agreement. The Research Plan is attached to and made a part of this Agreement as Exhibit A. The Research Plan may be amended from time to time by agreement of the parties. Any such amended Research Plan shall be appended hereto as an Exhibit.

1.17 “Research Program” is the collaborative research program in the Area conducted by Pfizer and Xenogen Cranbury pursuant to the Research Plan.

1.18 “Results” means any data or information generated by either party in the course of performing the Research Program, including, without limitation, any data relating to the development and use of any Assay, and any data or information resulting from the application of any Assay to any Transgenic Animal or Control Animal.

1.19 “Start-Up Costs” means costs incurred for the activities performed under Phase IA, IB and 2 of Track I and IA, IB and 2 of Track 2 as further described in Exhibit A

1.20 “Technology” means and includes all materials, technology, technical data and information, inventions, methods, know-how, expertise and trade secrets within the Area.

1.21 “Third Party” means any party other than Pfizer, Xenogen, or Xenogen Cranbury.

1.22 “Transgenic Animal” means any genetically modified mouse supplied by Pfizer to Xenogen Cranbury under this Agreement.

1.23 “Xenogen Cranbury Technology” means Technology that is or was developed by employees of, or consultants to, Xenogen Cranbury alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Xenogen Cranbury has the right to grant rights to such Technology, and specifically excluding, in all cases: (i) any technology concerning or relating to in vivo imaging; and (ii) light-producing cells, micro-organisms or animals; and (iii) other technologies intended for use with (i) or (ii).

1.24 “Xenogen Cranburv Confidential Information” means (a) all information about any element of Xenogen Cranbury Technology which Xenogen Cranbury discloses to Pfizer and designates as “Confidential,” where such disclosure is either in writing or within 30 days of such disclosure Xenogen Cranbury provides Pfizer a memorandum identifying the disclosure and characterizing it as confidential. Notwithstanding the foregoing, “Xenogen Cranbury Confidential Information” shall not include any information that (i) at the time of disclosure to Pfizer, is already known by Pfizer other than by virtue of a prior confidential disclosure to Pfizer by Xenogen Cranbury; or (ii) is or becomes disclosed in published literature, or otherwise is or becomes generally known to the public, in each case through no fault or omission of Pfizer; or (iii) is obtained by Pfizer from a third party free from any obligation of confidentiality to Xenogen Cranbury.

2. COLLABORATIVE RESEARCH PROGRAM

2.1 Purpose. Xenogen Cranbury and Pfizer each shall conduct their respective responsibilities of the Research Program throughout the Contract Period. The objective of the Research Program is to develop specific phenotypic assays and to validate and test such assays on Transgenic Animals.

2.2 Research Plan. The initial Research Plan is described in the attached Exhibit A. As the Research Plan is modified by mutual agreement of the parties, the modified version shall be appended to Exhibit A and made part of this Agreement.

2.3 Research Committee

2.3.1 Purpose. Pfizer and Xenogen Cranbury shall establish a Research Committee (the “Research Committee”):

(a) to review and evaluate progress under the Research Plan;

(b) to prepare the Research Plan, and amendments and evaluate the need for extensions to the Agreement;

(c) to propose, discuss, select and document in writing, the mutual acceptance of Assays in the Area to be included in the Research Plan;

(d) to coordinate and monitor publication as provided under Section 4.7 of this Agreement, of Results (this function shall survive termination of this Agreement for five (5) years); and

(e) to designate Assays as either Level I, Level II, or Level III.

2.3.2 Membership. Each of Pfizer and Xenogen Cranbury shall appoint, in its sole discretion, three members to the Research Committee. Each party may replace its respective Research Committee members at any time, with prior written notice to the other party hereto. The parties initially appoint the following members:

Pfizer Appointees:	John McNeish
Andrew Reaume Kelly Longo

Xenogen Cranbury Appointees:	David Grass Olesia Buiakova Satbir Kaur

2.3.3 Chair. The Research Committee shall be chaired by two co-chairpersons, one appointed by Pfizer and the other appointed by Xenogen Cranbury.

2.3.4 Meetings. The Research Committee shall meet at least quarterly, at places selected by each party in turn and on dates mutually agreed by the parties. The location of the first meeting of the Research Committee shall be at Pfizer’s election. Representatives of Pfizer or Xenogen Cranbury or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party. Any materials to be submitted to the members of the Research Committee shall be delivered to each member not less than five (5) business days before the meeting.

2.3.5 Minutes. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research Committee members within five (5) business days after each meeting. The party choosing the location for the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co- chairpersons and shall be issued in final form only with their approval and agreement.

2.3.6 Decisions. All decisions of the Research Committee shall be made by mutual agreement except that Pfizer, in its sole discretion, shall decide the overall direction of the Research Program.

2.3.7 Expenses. Pfizer and Xenogen Cranbury shall each bear all expenses, including reasonable travel, related to the participation of their designated members of the Research Committee, respectively.

2.4 Reports and Materials.

2.4.1 Reports. During the Contract Period, Xenogen Cranbury shall furnish to the Research Committee:

(a) summary written reports within fifteen (15) days after the end of each three-month period commencing on the Effective Date, describing the progress under the Research Plan;

a comprehensive written report within thirty (30) days after the end of the Contract Period, describing in detail the work accomplished by it under the Research Plan during the Contract Period and discussing and evaluating the results of such work;

a written report describing the detailed protocols of all assays developed under the Research Program;

a written report detailing Results. Such reports will be submitted at the end of Phase 1A, 1B and Phase 2 of Tracks I and II; and

(e) any report containing information that Xenogen Cranbury may generate using Level II Assays for Third Parties during the Term, pursuant to Section 4.3.

2.4.2 Materials. During the Contract Period, each party shall provide the other, to the extent necessary for the receiving party to perform its responsibilities under the Research Plan, with Transgenic Animals, Control Animals, Pfizer Compounds, which are part of Pfizer Technology, Xenogen Cranbury Technology or Program Technology. Such supply of materials and Technology shall be in accordance with the Research Plan, or as a party may otherwise reasonably request from time to time and the other party agree to provide. To the extent that the quantities of materials requested and supplied by the parties exceed the quantities required to be provided under the Research Plan, the requesting party shall reimburse the other for the reasonable costs of such materials. Each party shall use and store such materials in accordance with all applicable laws and regulations, and shall exert due care in so doing.

2.5 Laboratory Facilities and Personnel. Xenogen Cranbury and Pfizer each shall provide laboratory facilities, equipment and personnel, in each case suitable to the need, for carrying out the Research Program.

2.6 Diligent Efforts. Pfizer and Xenogen Cranbury each shall use reasonably diligent efforts to achieve the objectives of the Research Program. Xenogen Cranbury will use reasonably diligent efforts to achieve the objectives listed in the Research Plan and Pfizer will use reasonably diligent efforts to assist Xenogen Cranbury in such efforts.

2.7 Key Investigators. If Drs. Satbir Kaur’s, David Grass’ or Olesia Buiakova’s employment with Xenogen Cranbury ends for any reason and the parties are unable to agree on a successor reasonably acceptable to Pfizer, Pfizer may terminate this Agreement pursuant to Section 8.

2.8 Delays. Any schedules or milestone dates of a party hereunder shall be extended to: (i) account for any delays in obtaining information, or materials from the other party which are not caused by any fault of such party; and (ii) account for any modifications to the Research Plan which affect schedules or milestone dates. To the extent that any such delays or modifications are projected to impose additional costs on one of the parties, both Xenogen Cranbury and Pfizer shall mutually agree on the reimbursement due on account of such additional costs. Notwithstanding the foregoing, to the extent that the non-delaying party accrues labor and other resource costs which remain idle with respect to the Research Program due to such delays, the non-delaying party shall be entitled to reimbursement from the other party for such documented cost of such idled resources.

3. PAYMENTS

3.1 Research Program Funding. In consideration for its performance of the Research Program, Pfizer will pay Xenogen Cranbury up to Nine Million Dollars ($9,000,000) upon receipt of invoice from Xenogen Cranbury, payable as follows:

Within thirty (30) days of the execution of this Agreement, a fee of One Million Dollars ($1,000,000) to be utilized for staffing, administrative and equipment acquisition costs over and above normal on going expenses.

Within thirty days of the execution of the Agreement, a fee of One Million Dollars ($1,000,000) to be utilized for Start-UP Costs.

On the first business day of each calendar quarter during the first and second years of this Agreement, a payment of *** against Xenogen Cranbury’s invoice for such calendar quarter work to be performed and costs to be incurred in such calendar quarter;

On the first business day of each calendar quarter during the third year of this Agreement, a payment of *** against Xenogen Cranbury’s invoice for such calendar quarter work to be performed and costs to be incurred in such calendar quarter;

During the third year of this Agreement, payments aggregating up to *** in equal

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quarterly installments, due on the first business day of each quarter, against Pfizer’s receipt from Xenogen Cranbury during that year of quarterly reports containing Results achieved pursuant to the Research Plan, including detailed data regarding the phenotypic analysis of Transgenic Animals and Xenogen Cranbury’s invoice for such report; and

(f) Up to *** against delivery by Xenogen Cranbury to Pfizer of protocols for Track I and Track II Assays, as described in the Research Plan attached hereto, as the same may be amended by the parties, of which sum *** shall be payable upon Xenogen Cranbury’s completion of Phase IB of Track I and initiating the testing of Control Animals in Track I Assays, the protocols for which Xenogen Cranbury shall have prepared and submitted to Pfizer for its approval (such approval not to be unreasonably withheld); and the remaining *** shall be payable upon Xenogen Cranbury’s completion of Phase IB of Track II and initiating the testing of Control Animals in Track II Assays, the protocols for which Xenogen Cranbury shall have prepared and submitted to Pfizer for its approval (such approval not to be unreasonably withheld).

At Pfizer’s option, it may extend this Agreement for two successive one-year periods by providing 90 days’ prior written notice to Xenogen Cranbury.

If during the term of this Agreement Pfizer requests Xenogen Cranbury to perform phenotypic analysis on Transgenic Animals in addition to those Transgenic Animals identified in the Research Plan, Xenogen Cranbury will perform such services, allocating its capacity to perform such services for Pfizer on a priority basis, to the extent it is reasonably able to do so, consistent with Xenogen Cranbury’s existing and anticipated contractual commitments. Such services shall be priced at the same rate as reflected in the Research Plan.

3.2 Payment. All payments by Pfizer under this Agreement shall be paid in U.S. currency and shall be non-refundable. Pfizer shall make such payments in such form and to an account as specified by Xenogen Cranbury’s invoices.

3.3 Records. Xenogen Cranbury shall keep for three (3) years from the conclusion of each calendar year complete and accurate records of its costs and expenses incurred hereunder. The records shall conform to good accounting

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principles as applied to a similar company similarly situated. Pfizer shall have the right, at its own expense, during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to Xenogen Cranbury to inspect said records to verify the accuracy of such expenditures of efforts, pursuant to each Research Plan. Upon reasonable notice by Pfizer, Xenogen Cranbury shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the expenditures of efforts. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All Xenogen Cranbury information concerning such expenditures of efforts, and all information learned in the course of any audit or inspection, shall be Xenogen Cranbury Confidential Information and not used or disclosed by Pfizer except to the extent necessary for Pfizer to enforce its rights under this Agreement or to comply with law. The failure of Pfizer to request verification of any expenditures of efforts before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such expenditures of efforts, and Xenogen Cranbury shall have no obligation to maintain any records pertaining to such report or statement beyond such three-year period. The findings of such inspection, if any, shall be binding on the parties.

4. TREATMENT OF CONFIDENTIAL INFORMATION

4.1 Confidentiality

4.1.1 Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, each party shall protect from disclosure and shall not use for any purpose as contemplated by this Agreement, any Confidential Information of the other party (Xenogen Cranbury Confidential Information and Pfizer Confidential Information, as the case may be). Each party acknowledges that the Confidential Information of the other party constitutes highly valuable, proprietary information which is not publicly available.

4.1.2 Each party shall only disclose Confidential Information of the other party to its officers, employees or agents or those of its Affiliates to the extent necessary for such party to perform its responsibilities under this Agreement. Each party shall take such actions, and shall cause its Affiliates and sublicensees to take such action, to preserve the confidentiality of the other party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. On the first to occur of the termination or expiration of this Agreement or the other party’s written request, each party will return, within sixty (60) days, all Confidential Information of the other party, including all copies and extracts of documents, except for one (1) copy which each party may keep solely to enable it to comply with its continuing obligations under this Agreement.

4.1.3 Each party represents and covenants that all of its employees, and any consultants of such party participating in the Research Program with access to Program Technology, Xenogen Cranbury Technology, Pfizer Technology, Xenogen Cranbury Confidential Information, or Pfizer Confidential Information are, and during the term of this Agreement shall continue to be, bound by agreement to maintain such information in confidence and use them only for the purposes of this Agreement.

4.2 Use by Xenogen Cranbury of Data Relating to Level I and Level II Assays Performed on Pfizer Control Animals. At any time, Xenogen Cranbury may disclose to Third Parties results of Level I and Level II Assays performed on Control Animals, provided that under no circumstances shall such disclosure contain any information relating to any Pfizer Compounds, including Results derived from animals tested with Pfizer Compounds.

4.3 Use By Pfizer of Data Relating to Level II Assays Performed on Control Animals of Third Parties. During the term of this Agreement, if Xenogen Cranbury uses any Level II Assays to perform Contract Research Services, it will make available to Pfizer at no charge and in a reasonably timely manner a copy of the report containing the results of such Level II Assays (a) as such results pertain to control animals used in such Level II Assays, (b) to the extent that the Third Party does not prohibit Xenogen Cranbury from providing such information and (c) subject to Pfizer agreeing to use such information only for internal research purposes.

4.4 Publicity. Except as required by law, and except for a mutually approved press release to be issued upon signing of this Agreement, neither party may disclose the terms of this Agreement nor the research described in it without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Xenogen Cranbury may disclose the terms, or provide copies of this Agreement under confidentiality as necessary in the normal course of business to bankers, investors and others to obtain financing.

4.5 Disclosure Required by Law. If either party is required by law to disclose any Confidential Information of the other party, in connection with a legal or administrative proceeding, such party will promptly notify the other party in writing of such requirement or request. If the party whose Confidential Information is the subject of such requested disclosure seeks appropriate protective orders or other remedies to prevent or limit such disclosure, the other party will cooperate with such effort. If the party whose Confidential Information is the subject of such requested disclosure fails to obtain such remedy, or provides the other party with a written waiver of its confidentiality obligations regarding the Confidential Information covered by such legal requirement or request, then the other party may comply with such requirement or request by disclosing only such portion of Confidential Information as its legal counsel determines it is required to disclose.

4.6 Disclosure of Inventions. If, in the course of performing the Research Program, any employee or consultant of either party makes any invention within Program Technology, then such party shall promptly inform the other of such invention. Xenogen Cranbury shall cooperate with Pfizer, at Pfizer’s expense, to prosecute and protect any patents or other intellectual property rights in such invention. Such cooperation shall include without limitation identification of all inventors and assignment by all inventors of patent or other rights to Pfizer in such invention.

4.7 Publication. Notwithstanding this Agreement’s provisions regarding confidentiality, results obtained in the course of the Research Program may be submitted for publication only after scientific review by the Research Committee and subsequent approval by management of both Xenogen Cranbury and Pfizer, who’s approval or disapproval shall be given within thirty (30) days of their receipt of manuscripts and within fourteen (14) days of their receipt of an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, or for a transcript of an oral presentation to be given at a scientific meeting.

5. INTELLECTUAL PROPERTY RIGHTS

5.1 Ownership. Xenogen Cranbury Technology shall be owned by Xenogen Cranbury. All Pfizer Technology and Program Technology made in connection with the Research Program shall be owned by Pfizer.

5.2 Licenses to Pfizer.

5.2.1 Subject to the terms and conditions of this Agreement, Xenogen Cranbury grants to Pfizer a perpetual, worldwide, non-exclusive, royalty-free license to make and use, but not to sell, Xenogen Cranbury Technology (i) for Pfizer to perform the Research Program, and (ii) to the extent necessary for Pfizer to use the Program Technology.

5.2.2 Subject to the terms and conditions of this Agreement, Xenogen Cranbury grants to Pfizer a perpetual, worldwide, non-exclusive, royalty-free license, without the right to sublicense, to make and use, but not to sell the Level IIIXC Assays. In addition, Pfizer may use the Level IIIXC Assays with Third Parties provided only that Pfizer shall own all and any intellectual property resulting from such use.

5.3 Licenses to Xenogen Cranbury

5.3.1 Subject to the terms and conditions of this Agreement, Pfizer grants to Xenogen Cranbury a worldwide, non-exclusive, royalty-free license to make and use, but not to sell Pfizer Technology (i) for Xenogen Cranbury to perform the Research Program, and (ii) to the extent necessary for Xenogen Cranbury to use the Program Technology within the scope of the license granted in 5.3.2.

5.3.2 Subject to the terms and conditions of this Agreement, Pfizer grants to Xenogen Cranbury a worldwide, perpetual, non-exclusive, royalty-free license, without the right to sublicense, to make, use, and sell Program Technology, other than Level IIIP Assays. For the avoidance of doubt, pursuant to this Section 5.3.2 Pfizer agrees that Xenogen Cranbury may disclose to Third Parties, any and all protocols relating to the Program Technology (other than Level IIIP Assays) in connection with Xenogen Cranbury’s performance of Contract Research Services for Third Parties.

5.3.3 Subject to the terms and conditions of this Agreement, Pfizer grants to Xenogen Cranbury a perpetual worldwide, non-exclusive, royalty-free license, without the right to sublicense, to make, use, and sell Level IIIP Assays to perform Contract Research Services after the Period of Exclusivity. For the avoidance of doubt, pursuant to this Section 5.3.3 Pfizer agrees that Xenogen Cranbury may disclose to Third Parties, any and all protocols relating to the Level IIIP Assays in connection with Xenogen Cranbury’s performance of Contract Research Services for Third Parties after the Period of Exclusivity.

6. ACQUISITION OF RIGHTS FROM THIRD PARTIES

During the Contract Period, Xenogen Cranbury and Pfizer shall each promptly notify each other of any appropriate opportunities to acquire in any manner from third parties, technology or patents or information which it proposes to use in the course of performing the Research Program. Xenogen Cranbury and Pfizer shall discuss if such rights should be acquired in connection with the Research Program and, if so, whether by Xenogen Cranbury, Pfizer or both and how the costs for such acquisition should be allocated, it being understood that nothing herein shall obligate either party to obtain such rights or, if it does acquire such rights, to make such rights available for use in the Research Program.

7. OTHER AGREEMENTS

This Research Agreement, together with its Exhibits, sets forth the entire agreement between the parties with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same.

8. TERM, TERMINATION AND DISENGAGEMENT

8.1 Term. Unless sooner terminated as provided below or extended by mutual agreement of the parties, this Agreement shall expire on December 28, 2003.

8.2 Events of Termination. The following events shall constitute events of termination (“Events of Termination”):

(a) if any written representation or warranty by Xenogen Cranbury or Pfizer, made in Section 9.1 shall prove to have been incorrect in any material respect when made; and

(b) Xenogen Cranbury or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

Except as provided in Section 8.2(b), upon the occurrence of any Event of Termination, the party not responsible may, by written notice to the other party, terminate this Agreement.

8.3 Effects of Termination.

8.3.1 Termination of this Agreement by either party pursuant to Section 8.2 will not terminate the confidentiality obligations and the exclusivity and licenses pursuant to Section 4.1, 5.2 and 5.3.

8.3.2 In the event of termination by either party pursuant to this Section 8, neither party shall be liable to the other because of such termination, for compensation, reimbursement of damages on account of the loss of prospective profits, of anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Xenogen Cranbury or Pfizer.

8.3.3 Notwithstanding the foregoing Section 8.3.2, termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, including without limitation Xenogen Cranbury’s right to receive all payments accrued under Section 3.

9. REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

9.1 Representations, Warranties and Covenants. Xenogen Cranbury and Pfizer each represents and warrants as follows:

9.1.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the States of Ohio and Delaware, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification; and it has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

9.1.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders beyond the approvals already obtained, (b) violate any provision of any law, rule, regulations, order, writ, judgement, injunction, decree, determination or award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

9.1.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor’s rights generally.

9.1.4 It is not under, and will not enter into, any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

9.1.5 It has the right, power and title to enter into this Agreement and grant the rights and licenses and/or sublicenses granted herein.

9.2 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE IN SECTION 9.1, NEITHER XENOGEN CRANBURY NOR PFIZER MAKES ANY OTHER WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE XENOGEN CRANBURY TECHNOLOGY, PFIZER TECHNOLOGY, AND PROGRAM TECHNOLOGY, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

9.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, UNLESS SUCH PARTY DEMONSTRATES THAT THE OTHER PARTY’S BREACH CONSTITUTED WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

9.4 Covenants. Throughout the Contract Period, Xenogen Cranbury and Pfizer each shall:

9.4.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties; and

9.4.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

10. INDEMNIFICATION

Pfizer and Xenogen Cranbury each will indemnify, defend and hold each other harmless for any and all damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party’s agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the gross negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Pfizer hereby expressly agrees to indemnify, defend and hold harmless Xenogen Cranbury (and all officers, directors, agents and Affiliates of Xenogen Cranbury) for any and all claims arising from clinical trials pursued by Pfizer or its Affiliates and/or sublicensees, the exercise of rights granted to Pfizer under Section 5.2 and/or claims arising from patent rights, Pfizer patent rights, Program Technology and Pfizer Technology except for intellectual property claims with respect to Xenogen Cranbury patent rights, or Xenogen Cranbury Technology. The indemnifying party agrees to pay, subject to the limitations set forth herein, any final judgement entered against the indemnified party on such issue in any such claim defended by the indemnifying party. Each party shall cooperate with the other during the course of such a claim, and the indemnifying party shall keep the indemnified party(ies) reasonably informed of the progress and status of the claim. The indemnifying party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.

11. NOTICES

All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

If to Pfizer:	Pfizer Global Research & Development Eastern Point Road Groton, CT 06340 Attention: President of Strategic Operations – PGRD – Groton copy to: Assistant General Counsel – PGRD – Groton

If to Xenogen Cranbury:	Xenogen Biosciences 5 Cedar Brook Drive Cranbury, NJ 08512

with a copy to:	Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: General Counsel

Notices shall be deemed given as of the date received at the above specified address.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to its conflict of laws rules. The U.N. Convention on for the Sale of Goods shall not apply. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the New Jersey state courts located in Middlesex County, New Jersey or the U.S. district court for the District of New Jersey.

13. MISCELLANEOUS

13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

13.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. Signatures may be transmitted via facsimile, thereby constituting the valid signature and delivery of this Agreement.

13.4 Amendment, Waiver. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.5 No Third Party Beneficiaries. No third party including any employee of any party to this Agreement shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

13.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets related to the subject matter of this Agreement, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

13.7 Force Majeure. Neither Pfizer nor Xenogen Cranbury shall lose any rights hereunder or be liable to the other for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control, and not caused by the negligence, intentional conduct or misconduct, of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

13.8 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remain enforceable and obtainable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC		XENOGEN BIOSCIENCES

By:	/s/ George M. Milne, Jr.	By:	/s/ Pamela Reilly Contag

Name:	George M. Milne, Jr.	Name:	Pamela Reilly Contag
Title	Senior Vice President	Title	President

EXHIBIT A

Xenogen Cranbury/Pfizer Collaborative Proposal for the Establish

Validation of Phenotype Pfinder

Research Plan Summary

The objective of this collaborative research project is to first create, and then implement, a comprehensive mouse phenotyping protocol. *** . We aim to include as many therapeutic areas as possible in this program.

Building the protocol will involve checking the performance of each assay on the same genetic background that Pfizer will use to make knockout mice. Initially it must be determined a) how well a given assay performs in the hands at Xenogen Cranbury b) how well the assay performs on our chosen genetic background (***) and c) how many animals will need to be used in order to detect the sorts of change that the therapeutic area hopes to detect for a given assay. Secondarily, as part of the building stage, assays will need to be performed on the same groups of individuals in order to address issues of assay to assay interference. All of this information will be used to assemble a final comprehensive phenotyping protocol. ***.

The third year, of this three-year program is intended for implementing the comprehensive phenotyping protocol on approximately *** knockout mouse lines.

Pfizer Contribution

Assay Selection

The task of choosing an optimal collection of assays is complex and requires consideration of assay relevance to therapeutic target selection, assay difficulty, and assay sensitivity. We believe that the ability of a given assay to help drive the decision of target selection is the most important criteria that must be considered.***.

Delivery of Animals

The animals for this proposal will be provided by Pfizer to Xenogen Cranbury according to the schedule attached as Exhibit C.

Contribution: Schedule

(Please refer to Figure 1)

Ramp-Up Phase

Following approval of this proposal, a 2-month window will allow for staffing and equipment acquisition at Xenogen Cranbury. In order to accommodate this, Pfizer must provide all protocols for Track I assays to Xenogen Cranbury within 2 weeks following approval of this proposal. Protocols must be detailed and provide full description of special equipment. It is also during this time period that discussion of Track II assays will begin within Pfizer.

Track I Assays

Phase IA

The purpose of phase IA is to evaluate whether a) Xenogen Cranbury can adequately perform the assay b) the assay will work on the *** that will be used to make our KOs and c) whether the assay is sensitive enough to detect a relevant change using animal numbers that can reasonably be provided. The criteria will be judged using validation tools that are determined to be appropriate for each assay as listed in Appendices 1 and 2. ***.

A list of all of the chosen Track I assays is listed in Appendix 1. As described in the preceding paragraph, it is expected that not all of the assays can be successfully established. ***.

Phase 1A is expected to last for 4 months

Phase 1B

***. It will be necessary to test various combinations of assays on groups of animals to see if a first given assay that precedes a second given assay affects the outcome of the second given assay. The combinations of assays to be tested will be determined through discussions between Pfizer and Xenogen Cranbury scientists.

Given that the list of assays to enter phase 1B can only be determined following completion of phase 1A, it is not possible at this time to determine all combinations of assays that will be tested.

Phase 1B should last for 4 months.

Phase 2

Following establishment of Track 1 assays and the acquisition of data regarding the interaction of relevant assays, a working protocol will be assembled for Track 1 assays. This protocol should be able to couple enough assays on given cohorts of mice so that a group of *** KO animals and *** controls will be sufficient to perform all of the selected assays.

Phase 2 is meant to be a pilot test of the newly assembled protocol on *** mouse lines. *** of these lines will be KO lines on a *** and will be provided by Pfizer. In addition, a cohort of *** mice will be phenotyped so as to determined how background genetics may play a role in each of the assays that we have included. Finally, a KO line on a *** will be included with littermate controls. The latter *** lines of mice will come from an outsource breeding facility such as ***. Delivery to Xenogen Cranbury will be made for one of the *** lines, at 1-week intervals for *** weeks, at the start of phase 2. In each case *** KO mice and *** controls will be supplied or in the case of the *** mice a cohort of *** mice will be supplied *** of which will serve as untreated controls and another *** which will serve to be treated with validation reagents as outlined in Appendix 1. Xenogen Cranbury should complete a full phenotypic protocol on each line within 4 months after receiving a given KO line. Therefore, Phase 2 will last approximately *** months.

Track 2 Assays

A list for Track 2 assays will be determined in the months between and including Ramp-Up phase and Phase 1A of Track 1 (first 4 months of the plan). ***.

Phase 1A

The work-up of Track 2 assays at Xenogen Cranbury will begin immediately following establishment of Track 1 assays and concurrent with the execution of Phase 1B of Track 1. The goals of Track 2, phase 1A are exactly as described for Track 1 phase 1A and will be performed on *** mice in isolation as already described.

Track 2, phase 1A should last 4 months.

Phase 1B

The goals of Track 2, phase 1B are similar to those of Track 1 phase 1B. In addition to examining the interaction of other Track 2 assays, Track 2 phase 1B will require examining interactions with Track 1 assays.

Track 2, phase 1B should last 6 months.

Phase 2

Following establishment of Track 2 assays and the acquisition of data regarding the interaction of both Track 1 and Track 2 assays, a working protocol will be assembled for all chosen assays. ***

As described for Phase 2 of Track 1 *** lines will be tested in Phase 2 of Track 2. *** of these line will be Pfizer-supplied KO lines on a *** and *** will be *** from an outsource breeder. One of the *** cohorts will be just *** mice and one will be a *** with ***.

As with Phase 2 of Track 1, delivery to Xenogen Cranbury will be made for one of the *** lines, at 1-week intervals for *** weeks at the start of phase 2. In this case, *** KO mice and *** will be supplied or for the *** mice a cohort of *** mice will be supplied *** of which will serve as untreated controls and another *** which will serve to be treated with validation reagents as outlined in Appendix 1. Xenogen Cranbury should complete a full phenotypic protocol on each line within *** months after receiving a given KO line. Therefore, Phase 2 will last approximately *** months.

We anticipate that following Phase 2, as we proceed to full scale production phenotyping, the number of *** may be reduced. These decisions will be made on an assay by assay basis, following discussions with the associated TA and scientists at Xenogen. ***.

The cost of phenotypic analysis using all Track I and Track II Assays under this Research Plan is at a rate of *** per Transgenic Mouse Line.

***

*** CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

***

*** CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

***

*** CONFIDENTIAL TREATMENT REQUESTED

[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

Groton Laboratories Pfizer Inc Eastern Point Road Groton, CT 06340

[GRAPHIC]	Global Research & Development

December 11, 2003

Xenogen Biosciences

5 Cedar Brook Drive

Cranbury, NJ 08512

Attn: Mr. Ben Carter

Dear Mr. Carter,

I am writing to confirm that the parties have agreed that additional research activities will be carried out under the Collaborative Research Agreement dated December 28, 2000 (“2000 Agreement”). Accordingly, the Research Plan will be amended pursuant to Sections 1.16 and 13.4 of the 2000 Agreement to include the activities described in the attached document, which will be appended to the 2000 Agreement as Exhibit C, and Section 1.13 is hereby amended by revising the second sentence to read, “as Exhibits A and C.” The amount and payment schedule of fees payable to Xenogen Cranbury for these additional research activities, pursuant to Section 3.1(h) of the 2000 Agreement, are set out in Exhibit C, and Section 3.1(h) is amended by adding the following sentence, “Exhibit C describes certain additional work to be performed by Xenogen Cranbury under the Research Program, and that Exhibit contains the separate price and payment terms for that work.” Section 3.1(g) shall be replaced in full with the following sentence, “At Pfizer’s option, it may extend this Agreement for three successive one-year periods by providing 90 days’ prior written notice to Xenogen Cranbury.” The work to be undertaken during such intended periods and the fees payable for such work will be as set out in Exhibit C.

All other terms and conditions of the 2000 Agreement shall remain unchanged and in full force and effect. If the foregoing reflects your mutual understanding, please have the appropriate official at Xenogen Cranbury sign both copies of this Letter and return one original to Kelly P. Longo at the above address, and it shall become a binding amendment to the 2000 Agreement.

Sincerely,

/s/ John LaMattina

John LaMattina,
President, PGRD

Xenogen Biosciences

By:	/s/ Ben Carter

Name:	Ben Carter

Title:	V. P. Business Development

Date:	12.26.03

EXHIBIT C

Xenogen/Pfizer Collaborative Proposal for Phenotype

Pfinder

Research Plan Summary

The objective of this collaborative research project is to implement, a comprehensive mouse phenotyping protocol. The phenotyping will be carried out using a previously established comprehensive protocol of *** (see below) which therapeutic areas scientists have deemed as useful in making go/no go decisions on whether a new gene represents a potential therapeutic target. ***. We aimed to include as many therapeutic areas as possible in this program.

This four-year program is intended for implementing the comprehensive phenotyping protocol on approximately *** knockout mouse lines/year. Pfizer-derived knockout lines, as well as third party-derived lines will be phenotyped. The *** assays will be carried out over a period of *** weeks and data will be deposited into the phenotype pfinder database in a previously established “real-time” manner for each assay as it is completed.

The first year (2004) of this collaboration Pfizer will contribute *** lines to be phenotyped, *** KO and *** WT animals will be sent to Xenogen for comprehensive phenotyping, an additional *** lines are currently breeding at Xenogen and will be incorporated into the protocol to complete the *** lines for testing in 2004. A similar model will be followed during the following 3 years of the collaboration.

The following assays will be carried out in the comprehensive protocol:

***

*** CONFIDENTIAL TREATMENT REQUESTED

***

Protocol Modifications: It is understood by the Parties that their obligations for the protocol established may, from time to time, be subject to change at the direction of Pfizer or by mutual agreement of the principle scientists of both Parties.

*** CONFIDENTIAL TREATMENT REQUESTED

Payments: In consideration for its performance of this Exhibit C, Pfizer will pay Xenogen Cranbury a total of *** upon receipt of invoice from Xenogen Cranbury, payable as follows:

(a)	On the first day of each calendar quarter during the first year of this Agreement, a payment of *** against Xenogen Cranbury’s invoice for such calendar quarter for work to be performed and costs to be incurred in such calendar quarter.

(b)	If in Pfizer’s sole unfettered discretion it decides to extend for a second year, pursuant to Section 3.1 (g) of the Agreement, on the first day of each calendar quarter during such second year of this Agreement, a payment of *** against Xenogen Cranbury’s invoice for such calendar quarter for work to be performed and costs to be incurred in such calendar quarter.

(c)	If in Pfizer’s sole unfettered discretion it decides to extend for a third year, pursuant to Section 3.1 (g) of the Agreement, on the first day of each calendar quarter during such third year of this Agreement, a payment of *** against Xenogen Cranbury’s invoice for such calendar quarter for work to be performed and costs to be incurred in such calendar quarter.

(d)	If in Pfizer’s sole unfettered discretion it decides to extend for a forth year, pursuant to Section 3.1 (g) of the Agreement, on the first day of each calendar quarter during such forth year of this Agreement, a payment of *** against Xenogen Cranbury’s invoice for such calendar quarter for work to be performed and costs to be incurred in such calendar quarter.

*** CONFIDENTIAL TREATMENT REQUESTED